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                                                                 Exhibit (e)(16)



                         SYBRON CHEMICAL INDUSTRIES INC.

                            SHARE PARTICIPATION PLAN

         THIS SHARE PARTICIPATION PLAN (the "Plan") is established as of this lst day of June, 1990, by SYBRON CHEMICAL INDUSTRIES INC., a Delaware corporation "SCI"), on behalf of itself and its direct and indirect subsidiaries, for the benefit of certain of its employees and certain employees of its direct and indirect subsidiaries (SCI and its direct and indirect subsidiaries are hereinafter collectively referred to as the "Company"; the employees of the Company are hereinafter collectively referred to as the "Employees" and individually as "Employee").

                              W I T N E S S E T H:

         WHEREAS, SCI desires to provide a means of rewarding Employees for their effort and service in contributing to an increase in the value of the Company and, further, provide an incentive for those Employees to continue in the employ of the Company or its successor following any possible change in ownership.

         NOW, THEREFORE, SCI establishes the following Plan:

         1.       Definitions.  For purposes of this Plan:

             (a) "Share Participation Plan Award Pool" shall mean an amount equal to the difference, if any, between (i) a sum equal to 2.0% of the net amount of cash and the fair market value on the date of payment of any publicly traded securities paid in consideration of a Triggering Event to the Company (if the Triggering Event is as described in subparagraph (h)(i) below) or to the shareholders of SCI (if the Triggering Event is as described in subparagraphs
(h)(ii) and (iii) below), at or within one year of the closing of such Triggering Event, and (ii)

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2.0% of $2,593,000, which is the shareholder's equity of the Company as of
December 31, 1988. At the sole discretion of the Committee, the percentages set forth in subparagraphs 1(a)(i) and 1(a)(ii) above may be increased in equivalent amounts by up to 25% for a total percentage not to exceed 2.5%.

                  (b) "Award" shall mean the sum which an Awardee shall be entitled to receive upon the occurrence of a Triggering Event, based upon his or her Participation Percentage in the Share Participation Plan Award Pool.

                  (c) "Awardee" shall mean a person entitled to receive an Award as a result of being a holder of Participation Shares at the time a Triggering Event occurs.

                  (d) "Committee" shall mean a committee comprised of R. M. Klein, S. H. Cohen, J. M. Rodriguez and S. R. Adler, or such other persons as shall be appointed by the Board of Directors of SCI to serve in addition to, or in lieu of, the aforementioned appointees.

                  (e) "Eligible Employees" shall mean those Employees who meet the following requirements:

                           (i) have completed at least one full year of service
with the Company or are at the Executive Grade level; and

                           (ii) do not own or have options to purchase common
stock or preferred stock of SCI.

                  (f) "Participation Percentage" shall mean a fraction, the numerator of which is the number of Participation shares held by an Awardee and the denominator of which is the total number of Participation Shares held by all Awardees.



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                  (g) "Participation Shares" shall mean participation shares in the Share Participation Plan Award Pool as awarded pursuant to this Plan.

                  (h) "Triggering Event" shall mean:

                           (i) the sale of all or substantially all of the
assets of the Company to an unaffiliated third party;

                           (ii) the merger or consolidation of the Company with
or into an unaffiliated third party if, as a result thereof, the shareholders of SCI prior to such merger or consolidation shall own less than 20% of all outstanding voting securities of the entity or entities surviving the merger or consolidation; or

                           (iii) a change in the beneficial ownership of more
than 80% of the voting securities of SCI within a 12-month period.

         2. Establishment of the Plan. The Company hereby establishes for the benefit of its Eligible Employees this Plan pursuant to which Awardees shall be entitled to share in the Share Participation Plan Award Pool upon the happening of a Triggering Event, all in accordance with the terms and conditions hereinafter set forth.

         3. Award of Participation Shares.

                  (a) The Committee shall have the right, at any time and from time to time prior to the happening of a Triggering Event, to award Participation Shares to any Eligible Employee. The Committee shall have full discretion and authority to decide which Eligible Employees shall receive Participation Shares and how many additional Participation Shares shall be awarded to each such Eligible Employee. Without limiting the foregoing, Eligible Employees who have derived more than 50% of their gross annual compensation from


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commissions or variable incentive plans will be limited in the number of
Participation Shares they will be entitled to receive, all as determined by the Committee from time to time. The award of Participation Shares by the Committee shall be final, conclusive and binding on the Company and the Employees.

                  (b) The Committee shall maintain a registry of all Participation Shares awarded, which registry shall be final, conclusive and binding on the Company and the Employees. If any Participation shares are canceled in accordance with the provisions of subparagraph (c) below, the Committee shall note such cancellation in the registry. At the discretion of the Committee, Participation Shares may be evidenced by certificates. In no event, however, shall the delivery of certificates impair upon the conclusiveness of the registry as to the number of Participation Shares awarded and uncanceled.

                  (c) Participation Shares shall be canceled if, prior to the happening of a Triggered Event, the holder thereof shall cease to be an Employee for any reason whatsoever, including, without limitation, death, disability (as shall be defined by the Committee), retirement or termination by the Company or the holder except that if less than six (6) months prior to the Triggering Event, an Employee retires in accordance with the retirement policies of the Company or any successor thereof or is terminated by the Company or any successor thereof for reasons other than cause (as hereinafter defined), such Employee's Participation Shares shall not be canceled.

         4. Payment of Awards.

                  (a) Upon the happening of a Triggering Event, all Awardees shall become entitled, subject to the provisions of subparagraph (b) below, to receive their respective Awards.


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Payment of the Award to each Awardee shall be made on the first anniversary of the Triggering Event, without interest, by the direct or indirect subsidiary of SCI, or any successor thereof, employing such Awardee at the time of a Triggering Event. Neither the amount of the Award nor the payment thereof shall be taken into consideration in determining any thrift or pension contributions or in connection with any other employee benefits, except as required by law or otherwise determined necessary by the Company.

                  (b) The right to receive an Award shall be forfeited by an Awardee if, prior to the first anniversary of the Triggering Event, such Awardee shall cease to be an employee of the Company or any successor thereof for any reason other than (i) death, (ii) disability (as shall be defined by the Committee), (iii) retirement in due course in accordance with the retirement policies of the Company or any successor thereof, or (iv) termination by the Company or any successor thereof for reasons other than cause. For purposes of this Plan, cause shall mean (A) an act of dishonesty by the Awardee constituting a felony or other crime involving moral turpitude or resulting or intended to result directly or indirectly in the Awardee's personal enrichment at the Company's expense, (B) the willful engaging by the Awardee in misconduct which is injurious to the Company, (C) habitual drunkenness or drug addiction, (D) the refusal by the Awardee substantially to perform his duties, (E) the violation by the Awardee of any express direction or reasonable rule or regulation established by the Company from time to time regarding the conduct of the business, and (F) any violation by the Awardee of the terms and conditions of any employment or other agreement between the Awardee and the Company.

                  (c) In the event of the death of an Awardee, the Award to which the deceased Awardee was entitled shall be payable to such beneficiary of the Awardee as the Awardee shall


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have designated in the Awardee's Group Life Insurance policy or related Company benefit. If the deceased Awardee did not designate a beneficiary as aforesaid, or if the designated beneficiary predeceases the Awardee, the Award shall be payable to the Awardee's estate.

         5. Partial Sale of the Company. In the event of the sale of the stock or assets of a direct or indirect subsidiary or division of SCI which does not constitute a Triggering Event (a "Partial Sale"), all Eligible Employees of such subsidiary or other Eligible Employees who are designated to join the acquiring entity of such subsidiary or division shall be deemed Awardees upon the occurrence of a Partial Sale and shall be entitled to receive payment of their Award on the first anniversary of a Triggering Event, as set forth in subparagraph 4(a) above. Notwithstanding the foregoing, the right of any such Awardee to receive his or her Award shall be forfeited if, prior to the first anniversary of the Partial Sale, such Awardee shall cease to be an employee of such subsidiary or division, or any successor thereof, for any reason other than those set forth in subparagraphs 4(b)(i) through 4(b)(iv) (for purposes of this Paragraph, all references in subparagraphs 4(b)(i) through 4(b)(iv) to the Company shall be interpreted as referring to the subsidiary or division subject to the Partial Sale).

         6. Transfers. Neither the Participation Shares nor any Award shall be transferable by any Employee. Any attempt at assignment, transfer, pledge or disposition of any Shares or Award contrary to the provisions hereof, or any levy of execution, attachment or similar process upon any Shares or Award shall result in cancellation of such Shares or the forfeiture of such Award.

         7. No Continued Employment. Neither the grant of Participation Shares or Awards, nor anything herein contained, shall be construed to imply or constitute a limitation on the right


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of the Company or any successor thereof to terminate the employment, services, responsibilities, duties or authority of any Employee at any time and for any reason whatsoever.

         8. No Shareholders' Rights. Neither the grant of Participation Shares, nor anything herein contained, shall be interpreted as the issuance of any equity or debt securities of the Company or any successor thereof or the grant of any rights to vote, receive dividends, participate in meetings, share in the Company's equity or any other right to which shareholders of a company may be entitled.

         9. Withholding of Taxes. Whenever the company is required to make a payment, the Company shall withhold all amounts sufficient to satisfy any federal, state and/or local taxes or social contributions which the Company is obligated to withhold in connection with such payment.

         10. Incapacity. If the Company determines that the Awardee or a beneficiary entitled to receive any payments hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Company may discharge its obligation to make such payments by making such payments to such person's personal representative.

         11. Governance and Interpretation of the Plan. The Committee shall have the sole responsibility and authority for the governance, administration and interpretation of this Plan; all decisions of the Committee respecting governance, administration and interpretation of this Plan shall be binding, final and conclusive upon the Company and all Employees.

         12. Plan Modifications and Termination. The Committee may modify this Plan from time to time as it deems necessary to facilitate fair implementation of the Plan and its objectives, subject to the approval of the Board of Directors of SCI or any successor thereof. This Plan may


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be terminated by the Committee at any time after five (5) years from the date hereof if a Triggering Event has not occurred, effective six (6) months after the termination resolution of the committee is approved by the Board of Directors of SCI or any successor thereof.

         IN WITNESS WHEREOF, SCI has established this Plan as of the day and year first above written.


                                     SYBRON CHEMICAL INDUSTRIES INC.

                                     By:_________________________________
                                          Richard M. Klein, President


_________________________________
           WITNESS




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                         SYBRON CHEMICAL INDUSTRIES INC.
                            SHARE PARTICIPATION PLAN
                                 AMENDMENT NO. 1

         Sybron Chemical Industries Inc., a Delaware corporation (hereinafter called the "Company") established, effective June 1, 1990, the "Sybron Chemical Industries Inc. Share Participation Plan" (hereinafter called the "Plan").

         WHEREAS, the Committee desires to amend the Plan to provide that awards of Participation Shares under the Plan may be reduced by a number or percentage of Non-qualified Stock Options exercised under the Company's Stock Option Plan; and

         WHEREAS, Paragraph 12 authorizes the Committee to the Plan to amend the Plan, subject to the approval of the Board of Directors of the Company;

         NOW, THEREFORE, the Plan is hereby amended as follows:

         13. Paragraph 1, subparagraph (a) of the Plan is hereby amended by adding at the end thereof the following new sentence:

                  "Notwithstanding anything contained in this subparagraph (a), the Share Participation Plan Award Pool shall be reduced by an amount equal to a fraction, the numerator of which is the number of Participation Shares cancelled prior to or coincident with a Triggering Event under Paragraph 3, subparagraph (d) of the Plan, and the denominator of which is the sum of (i) the total number of Participation Shares outstanding at the time of the Triggering
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                  Event and (ii) the total number of Participation Shares
                  cancelled pursuant to subparagraph 3(d) of the Plan."

         14. Paragraph 1, subparagraph (e)(ii) of the Plan is hereby amended to read: "(ii) did not own or have options to purchase common stock or preferred stock of SCI on June 1, 1990."

         15. Paragraph 3 of the Plan is hereby amended by adding the new subparagraph (d) to read:

                  "(d) If an Awardee is an Optionee in the Sybron Chemical Industries Inc. 1992 Stock Option Plan (the "Stock Option Plan") as defined therein, the Stock Option Plan Committee may designate a number or percent of Participation Shares awarded to the Awardee which will be cancelled prior to a Triggering Event in conjunction with the exercise of a Nonqualified Stock Option which has been granted to the Awardee pursuant to the Stock Option Plan. The terms and conditions under which such Participation Shares will be cancelled shall be set forth in the Stock Option Grant Agreement (the "Agreement") made between the Awardee and the Company. The Agreement may apply to Participation Shares awarded to the Awardee before or after the date of the Agreement but prior to the exercise of all or a part of the Non-qualified Stock Option. Any such cancellation shall be duly noted in the registry."



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         16.      The Plan in all other respects is hereby ratified and
                  confirmed.

         IN WITNESS WHEREOF, Sybron Chemical Industries Inc. has caused this amendment to the Plan to be signed, effective ____________, 1992 and its corporate seal to be hereunto affixed by its duly authorized officers this _______ day of ____________, 1992.

                                        Sybron Chemical Industries Inc.

                                        By:_________________________________

ATTEST:

By:_________________________________
           (Corporate Seal)






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                                     ANNEX A

                              SYBRON CHEMICALS INC.

                            SHARE PARTICIPATION PLAN

                                 AMENDMENT NO. 2

         Sybron Chemicals Inc., a Delaware corporation (hereinafter called the "Company") established, effective June 11, 1990, the "Sybron Chemical Industries Inc. Share Participation Plan", renamed the "Sybron Chemicals Inc. Share Participation Plan" (hereinafter the "Plan"). On ________, 1992, the Plan was first amended through the adoption of Amendment No. 1.

         The Committee desires to further amend the Plan as hereinafter set forth.

         NOW, THEREFORE, subject to the approval of the Board of Directors of the Company, the Plan is hereby amended as follows:

         1. Paragraph 1, subparagraph (d) of the Plan is hereby amended to read in its entirety as follows:

         "(d) "Committee" shall mean a committee comprised of R.M. Klein, S.F. Ladin, J.H. Schroeder and S.R. Adler, or such other persons as shall be appointed by the Board of Directors of SCI to serve in addition to, or in lieu of, the aforementioned appointees."

         2. Paragraph 1, subparagraph (e)(i) of the Plan is hereby amended to read in its entirety as follows:

                  "(i) have completed at least one full year of service with the Company or are at the Executive Grade level; provided that, after April 1, 2000, the Committee shall have the discretion to waive such one-year requirement with respect to any Employee".
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         3. Paragraph 1, subparagraph (h) of the Plan is hereby amended to read in its entirety as follows:

                  "(h) "Triggering Event" shall mean:

                           (i) the sale or disposal of substantially all of the
assets of the Company, or

                           (ii) the date any entity, person or group, within the
meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or Citigroup or any of their subsidiaries, any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or any other person or group in which the present management of the Company shall have an aggregate equity interest, on a fully diluted basis, of no less than 15%, shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of (A) the Company's Common Stock, or (B) the Common Stock of the Company resulting from the merger or consolidation of the Company with or into any other entity."

         4. Paragraph 3(d) of the Plan is hereby amended to read in its entirety as follows:

                  "(d) If an Awardee is an Optionee in the Sybron Chemicals Inc. 1992 Stock Option Plan (the "Stock Option Plan") as defined therein, the Stock Option Plan Committee may designate a number or percent of Participation Shares awarded to the Awardee which will be canceled prior to a Triggering Event in conjunction with the exercise of a Stock Option which has been granted to the Awardee pursuant to the Stock Option Plan. The terms and conditions under which such Participation Shares will be canceled shall be set forth in the Stock Option Grant Agreement (the "Agreement") made between the Awardee and the Company. The Agreement may apply to Participation


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         Shares awarded to the Awardee before or after the date of the Agreement but prior to the exercise of all or a part of the Stock Option. Any such cancellation shall be duly noted in the registry. Notwithstanding the foregoing, in no event shall Participation Shares awarded from and after April 1, 2000 be canceled as a result of the exercise of Stock Options granted pursuant to the Stock Option Plan."

         5. Paragraphs 4(a), 4(b) and 5 of the Plan are hereby amended by replacing all references to the "first anniversary of the Triggering Event" with the "sixth monthly anniversary of the Triggering Event".

         6. The Plan in all other respects is hereby ratified and confirmed.


         IN WITNESS WHEREOF, Sybron Chemicals Inc. has caused this amendment to the Plan to be signed, effective April 1, 2000 and its corporate seal to be hereunto affixed by its duly authorized officers this day of April, 2000.

                                      Sybron Chemicals Inc.

                                      By:_________________________________

ATTEST:

By:_________________________________
        (Corporate Seal)





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